EHIBIT 99.1

TOR Minerals International Reports Third Quarter Financial Results

CORPUS CHRISTI, Texas, November 5, 2013 - TOR Minerals International (Nasdaq: TORM), producer of, high performance specialty minerals, today announced its financial results for the third quarter ended September 30, 2013. Results for the third quarter of 2013 as compared to the third quarter of 2012 included:

  3Q13 revenue decreased 45% to $10.9 million
  3Q13 diluted net income of $113,000 versus 3Q12 diluted net income of $1.8 million
  3Q13 diluted earnings per share: $0.03 versus 3Q12 diluted EPS: $0.53
  Shareholders' equity as of September 30, 2013 was $ 11.78 per diluted share, versus $12.00 as of December 31, 2012
Revenue by Product Group (in 000's)	3Q13	3Q12	% Change
Specialty Aluminas	$4,309	$4,294	0%
TiO2 Pigments	4,221	13,399	-68%
Barium Sulfate and Other Products	2,340	2,221	5%
Total	$10,870	$19,914	-45%

* BARYPREM sales have been reclassified from Specialty Aluminas to Barium Sulfate and Other Specialty Minerals to make comparisons more meaningful.

As expected, revenue from titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, were affected adversely by continued weakness in the broader market for TiO2 and a large third-party order for SR in 2012 that did not recur this year. Specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD®, were $4.3 million, approximately unchanged from the prior year.  Barium sulfate and other product sales increased five percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States, as well as an increase in volume for BARYPREM in Europe.

During the third quarter of 2013, gross margin decreased to 14.5 percent of revenue, versus 19.3 percent during the same period a year ago.  The decrease in year-over-year gross margin comparisons was primarily to lower average selling prices for TiO2 pigment products and the impact of a large third-party sale of SR in 2012 that did not recur this year.  Operating expenses decreased 5.9 percent to approximately $1.3 million.  During the third quarter, net income to common shareholders was $113,000, or $0.03 per diluted share, as compared to net income of $1.8 million, or $0.53 per diluted share, during the same period a year ago.

Commenting on results, Dr. Olaf Karasch, CEO of TOR Minerals, said, "Our strategic focus remains on product innovation and continuous reduction in production costs. While we expect near-term profitability will likely continue to be negatively affected by lower prices, lower fixed cost absorption, and the increased costs of raw materials and energy, improved production efficiencies and improve yields should help to partially offset these factors. In addition, our future results will benefit if our recently introduced specialty alumina and TiO2 color pigment products continue to gain market acceptance and these new specialty alumina and TiO2 color pigment products are showing promise."

TOR Minerals will host a conference call at 4:00 p.m. CDT on November 5, 2013, to further discuss its third quarter results. The call will be simultaneously webcast, and can be accessed via the "News" section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID #100622.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg
Three Part Advisors, LLC
817 310-0051
Jeff Elliott
Three Part Advisors, LLC
972-423-7070

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
NET SALES	$10,870	$19,914	$33,029	$46,830
Cost of sales	9,289	16,068	28,242	36,127
GROSS MARGIN	1,581	3,846	4,787	10,703
Technical services and research and development	135	90	459	273
Selling, general and administrative expenses	1,119	1,242	3,644	3,825
(Gain) loss on disposal of assets	-	(6)	10	(6)
OPERATING INCOME	327	2,520	674	6,611
OTHER EXPENSE:
Interest expense, net	(103)	(143)	(286)	(397)
Loss on foreign currency exchange rate	(84)	(24)	(151)	(21)
Other, net	6	-	18	1
INCOME BEFORE INCOME TAX	146	2,353	255	6,194
Income tax expense	33	516	67	1,402
NET INCOME	$113	$1,837	$188	$4,792
Plus: 6% Convertible Debenture Interest Expense	-	-	-	36
Income Available to Common Shareholders	$113	$1,837	$188	$4,828

Income per common share:
Basic	$0.04	$0.62	$0.06	$1.77
Diluted	$0.03	$0.53	$0.06	$1.43
Weighted average common shares outstanding:
Basic	3,012	2,968	2,999	2,714
Diluted	3,422	3,441	3,271	3,383

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,799	$2,799
Trade accounts receivable, net	4,896	3,972
Inventories, net	27,141	22,895
Other current assets	956	1,822
Total current assets	34,792	31,488
PROPERTY, PLANT AND EQUIPMENT, net	23,806	22,933
OTHER ASSETS	23	25
Total Assets	$58,621	$54,446

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,998	$4,608
Accrued expenses	1,479	1,864
Notes payable under lines of credit	2,869	2,109
Export credit refinancing facility	3,970	394
Current deferred tax liability	173	173
Current maturities - capital leases	17	33
Current maturities of long-term debt - financial institutions	1,111	1,202
Total current liabilities	15,617	10,383
LONG-TERM DEBT, net of current maturities
Capital leases	-	12
Long-term debt - financial institutions	1,846	2,316
DEFERRED TAX LIABILITY	840	1,007
Total liabilities	18,303	13,718
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,012 shares issued and outstanding at September 30, 2013 and 2,987 shares issued and outstanding at December 31, 2012	3,765	3,733
Additional paid-in capital	29,338	29,017
Retained earnings	3,457	3,269
Accumulated other comprehensive income:
Cumulative translation adjustment	3,758	4,709
Total shareholders' equity	40,318	40,728
Total Liabilities and Shareholders' Equity	$58,621	$54,446

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$188	$4,792
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,355	1,842
Loss on disposal of assets	10	(6)
Share-based compensation	85	71
Convertible debenture interest expense	-	22
Deferred income taxes	(123)	572
Provision for bad debts	3	69
Changes in working capital:
Trade accounts receivables	(903)	(9,499)
Inventories	(5,011)	(1,601)
Other current assets	814	(788)
Accounts payable and accrued expenses	1,135	2,684
Net cash used in operating activities	(1,447)	(1,842)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(3,529)	(3,068)
Proceeds from sales of property, plant and equipment	2	8
Net cash used in investing activities	(3,527)	(3,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from lines of credit	804	1,656
Net proceeds from export credit refinancing facility	3,600	1,032
Net (payments on) proceeds from capital leases	(30)	5
Proceeds from long-term bank debt	276	774
Payments on long-term bank debt	(815)	(605)
Proceeds from the issuance of common stock and exercise of common stock options	267	148
Net cash provided by financing activities	4,102	3,010
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(128)	69
Net decrease in cash and cash equivalents	(1,000)	(1,823)
Cash and cash equivalents at beginning of year	2,799	3,381
Cash and cash equivalents at end of period	$1,799	$1,558

Supplemental cash flow disclosures:
Interest paid	$286	$397
Income taxes paid	$214	$-